Exhibit 3.1

Please note that because we are a French company, the full text of this articles of incorporation and by-laws has been translated from French. In the case of any discrepancy between this version and the French version, the French version will prevail.

DIGITAL VIRGO GROUP

A French public limited company (société anonyme)

with a share capital of [●] euros

Registered office: 88, rue Paul Bert - 69003 Lyon - France

914 138 615 R.C.S. Lyon

BY-LAWS

(STATUTS)

Amended and restated on [●], 2023

True copy certified by [●]

Article 1 – LEGAL FORM

The company (the “Company”) was incorporated as a société par actions simplifiée (simplified joint stock company) and converted into a société anonyme (public limited company) by decision of the shareholders dated [●] 2023.

The Company is governed by applicable legal and regulatory provisions, and by these by-laws (the “By-laws”).

Article 2 – CORPORATE PURPOSE

The corporate purpose of the Company, directly or indirectly, both in France and abroad, is:

–	the purchase, subscription, ownership, management, disposal or contribution of securities in any entities;

–	the role of leading holding company of the Digital Virgo Group (the “Group”) and the definition of its strategic orientations;

–	the provision of any services and advice to entities in which the Company holds an equity interest, directly or indirectly;

–	the activities of a group financing company and, as such, the provision of any financial support to entities belonging to the Group;

–	and, generally, all financial, commercial, industrial, civil, personal or real property operations that may be directly or indirectly related to the purpose above or to any similar or connected purposes, and that may promote the purpose of the Company, its expansion, its growth and its corporate assets, directly or indirectly.

Article 3 – NAME

The name of the Company is: “DIGITAL VIRGO GROUP”.

All deeds and documents issued by the Company shall mention the Company’s name, immediately preceded or followed by the words “société anonyme” or the acronym “S.A.” and by the amount of share capital, the place and number of registration of the Company in the Trade and Companies Register.

Article 4 – REGISTERED OFFICE

The registered office is located at: 88, rue Paul Bert - 69003 Lyon - France.

It may be transferred under the conditions provided for by law.

Article 5 – TERM

The term of the Company shall be ninety-nine (99) years from the date of its registration with the Trade and Companies Register, except in case of early dissolution or extension of said term.

Article 6 – SHARE CAPITAL

The share capital amounts to [●] euros (€[●]).

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It is divided into [●] ([●]) shares with a par value of [●] euros (€[●]) each, fully subscribed and paid, and divided into different classes as follows:

(i)	[●] ([●]) class A ordinary shares (the “A Shares”);

(ii)	[●] ([●]) class B preferred shares (the “B Shares”); and

(iii)	[●] ([●]) class C preferred shares (the “C Shares”).

The rights pertaining to each class of shares are described in Article 11 of the By-laws.

Article 7 – MODIFICATIONS OF SHARE CAPITAL

The share capital may be increased, reduced or amortized by a decision adopted by an extraordinary general shareholders’ meeting, by any means and in the conditions provided for by legal and regulatory provisions.

An extraordinary general shareholders’ meeting may however delegate to the Board of directors, in accordance with legal and regulatory provisions, the necessary authority or powers for the purposes of deciding or carrying out a capital increase or any other issue of securities falling within the power of the extraordinary general shareholders’ meeting.

Article 8 – PAYMENT FOR SHARES

Any subscription for shares in cash must be followed with the payment of the minimum portion provided for by legal and regulatory provisions and, where appropriate, of the entire share premium.

The payment of the surplus shall be made on one or more occasions, at the request of the Board of directors, within five (5) years from registration with the Trade and Companies Register or from the day when the capital increase becomes final.

Article 9 – FORM OF SHARES – IDENTIFICATION OF SHAREHOLDERS

Shares are necessarily in registered form (forme nominative).

They are recorded in book entry form under the conditions and the terms provided for by applicable legal and regulatory provisions.

The Company may at any time request the central depositary which manages the issue account for its securities, or any person established outside France that provides share administration or custody services or maintains securities account services on behalf of owners of securities or other intermediaries, in exchange for a consideration at its expense, and under the conditions and the terms provided for by legal and regulatory provisions, the identity of the holders of securities granting, immediately or in the future, the right to vote at its general shareholders’ meetings, as well as the number of securities held by each of them and, as the case may be, the restrictions that may apply to the securities.

Article 10 – TRANSFER OF SHARES

The transfer of shares is unrestricted by the By-laws and is carried out by transfer from one account to another, in accordance with applicable legal and regulatory provisions.

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Article 11 – RIGHTS AND OBLIGATIONS PERTAINING TO SHARES

11.1 Rights and obligations pertaining to all shares

Each share entitles its holder to participate in general shareholders’ meetings, under the conditions provided for by applicable legal and regulatory provisions and by the By-laws.

Each share entitles its holder a right to a share of profits, of corporate assets and of liquidation surplus, proportional to a portion of the share capital it represents.

The shareholders are liable for losses only in proportion to their contributions.

Ownership of a share shall ipso facto be deemed the shareholders’ approval of these By-laws and of decisions adopted by the general shareholders’ meetings.

The rights and obligations follow the share, regardless of the person holding it.

Whenever it is necessary to hold more than one share to exercise any right, in particular in case of exchange, consolidation, or award of securities, or on the occasion of an operation such as a share capital reduction or increase, merger or other, the single securities or the securities of an insufficient number do not entitle their holders to any right toward the Company, holders shall personally take care of pooling and, possibly, purchasing or selling the required number of shares or rights.

11.2 Specific rights and obligations pertaining to A Shares

A Shares are ordinary shares.

Each A Share carries one (1) voting right.

11.3 Specific rights and obligations pertaining to B Shares

The B Shares are preferred shares governed by the provisions of articles L. 228-11 et seq. of the French Commercial Code and the provisions of the By-laws.

(i) Double voting right

Each B Share carries two (2) voting rights.

(ii) Conversion of B Shares into A Shares

The B Shares shall automatically be deemed to have converted into A Shares, at a rate of one (1) A Share for one (1) B Share, if one of the following events occurs, from the date of occurrence of said event and up to the number of B Shares concerned:

(a)	at any time, on decision by the holder of B Shares, to convert in whole or in part B Shares into A Shares, on one or more occasions;

(b)	transfer, sale, use as collateral, pledge, mortgage, distribution or any other voluntary or involuntary, direct or indirect, disposal, pursuant to the law or otherwise (a “Transfer”), of B Shares by their initial holder, except for a Transfer to an Affiliate of the initial holder; and

(c)	June 15, 2029.

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The conversion of B Shares into A Shares does not require any payment from the holder of B Shares.

For the purpose of this Article, “Affiliate” means, in relation to a person, any person that, directly or indirectly, through one or more person, controls, is controlled by this first person or is under common control with such person, where control has the meaning given to it by article L. 233-3 of the French Commercial Code.

11.4 Specific rights and obligations pertaining to C Shares

The C Shares are preferred shares governed by the provisions of articles L. 228-11 et seq. of the French Commercial Code and the provisions of the By-laws.

(i) No voting right

No voting rights are carried by the C Shares.

(ii) Conversion of C Shares into A Shares

The C Shares shall automatically be deemed to have converted into A Shares, at a rate of one (1) A Share for one (1) C Share, in the event of the Transfer of the C Shares by the escrow agents to their beneficiaries in accordance with the escrow agreements entered into with the Company, as from the applicable Transfer date and up to the number of C Shares concerned.

The conversion of the C Shares into A Shares does not require a payment from the holder of the C Shares or the beneficiaries of the C Shares.

(iii) Redemption of C Shares

The C Shares may be redeemed by the Company, in whole or in part and on one or more occasions, under the conditions set forth below, upon a decision of the Board of directors and subject to the Company having available net cash for such purpose.

The Company shall notify in writing the holders of the C Shares of the redemption by the Company at least fifteen (15) days prior to such redemption. The notice shall indicate, inter alia: (a) the date of the redemption, (b) the number of C Shares redeemed by the Company, (c) the redemption price of the C Shares and (d) the terms of the redemption. In addition, the notice of redemption provided for in Article R. 228-22-1 of the French Commercial Code will be made available to shareholders by the Board of Directors, under the conditions set forth in that Article.

The C Shares will be redeemed at one (1) euro for all C Shares held by each holder.

The C Shares redeemed will be (i) either cancelled as part of a capital reduction, or (ii) retained, within the limits and conditions provided for by law.

Insofar as necessary, it is specified that the redemption of the C Shares will be at the exclusive initiative of the Company and will not entitle the holders of A Shares, B Shares or C Shares to have their shares redeemed. In addition, the redeemable nature of the C Shares shall not prevent the Company from proposing and carrying out the redemption of the C Shares under the conditions of law.

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11.5 Reports of the Board of Directors and of the Statutory Auditors

For the purposes of article R. 228-20 of the French Commercial Code, it is specified that the reports of the Board of Directors and of the Statutory Auditors to be issued under article R. 228-18 of the French Commercial Code, following the conversion of B Shares or C shares into A Shares, will be made available to the shareholders at the Company’s registered office within fifteen (15) days from the conversion.

Article 12 – BOARD OF DIRECTORS

The Company is administered by a Board of directors composed of at least three (3) members and no more than eighteen (18) members, subject to exemptions provided for by legal provisions, in particular in case of merger.

During the life of the Company, the directors are appointed, renewed or removed from office by a decision adopted by an ordinary general shareholders’ meeting. They are always eligible for reappointment.

The directors may be shareholders of the Company or not.

The directors are appointed for a term of office of three (3) years. The office of a director shall terminate following the ordinary general shareholders’ meeting called to approve the financial statements of the preceding fiscal year and held in the year during which the term of office of said director comes to an end. By exception, in order to allow the implementation of the staggered terms of office of the members of the Board of directors, the first terms of office of directors will have the following durations: one (1) year, two (2) years and three (3) years, allocated between three (3) groups of directors.

A person may not be appointed as director if, after he/she turns eighty (80) years old, his/her appointment results in increasing the number of directors of over this age to more than one third of the members of the Board of directors. If that threshold is crossed, the oldest director shall automatically be deemed to have resigned following the ordinary general shareholders’ meeting called to approve the financial statements for the fiscal year during which the crossing occurs.

In case of a vacancy of one or more director positions, the Board of directors may, between two general shareholders’ meetings, make temporary appointments, under the conditions provided for by applicable legal and regulatory provisions, except if the number of directors goes below the legal minimum number of three (3) members, in which case the remaining directors shall call a shareholders’ meeting in order to fill the empty seat of the Board of directors up to a number at least equal to the legal minimum number. The director appointed as a replacement for another remains in office for the remaining term of office of its predecessor.

The directors may receive a compensation set by a decision adopted by a general shareholders’ meeting. The Board of directors shares between its members the global amount set by the general shareholders’ meeting, as it deems fit.

Article 13 – CHAIRPERSON OF THE BOARD OF DIRECTORS

The Board of directors shall elect from among its members a chairperson who shall be an individual, subject to invalidity of the appointment. It determines his/her compensation.

The Chairperson shall be appointed for a period that may not exceed his/her term of office as a director. He/She is re-eligible. The Board of directors may remove him/her from office at any time.

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Regardless of the term of office for which they were granted, the duties of the Chairperson end no later than at the end of the ordinary general shareholders’ meeting called to approve the financial statements for the preceding fiscal year and held in the year during which the Chairperson turns eighty (80) years old.

The Chairperson of the Board of directors shall organize and manage the work of the Board of directors and reports thereon to the general shareholders’ meeting. He/She shall ensure the satisfactory functioning of the Company’s governing bodies and, in particular, ensure that the directors are able to perform their duties.

In case of absence of the Chairperson, the Board of directors elects from among its members the meeting Chairperson, who may be the Vice-Chairperson.

Article 14 – VICE-CHAIRPERSON OF THE BOARD OF DIRECTORS

If it deems it useful, the Board of directors may appoint from among its members, on the proposal of the Chairperson, one Vice-Chairperson who must be an individual and whose duties consist of presiding over the meetings of the Board of directors and the general shareholders’ meetings in the absence of the Chairperson of the Board of directors.

The Board of directors shall determine the term of office of the Vice-Chairperson, which may not exceed the term of his/her office as director. The Board of directors may dismiss a Vice-Chairperson at any time.

Article 15 – DECISIONS OF THE BOARD OF DIRECTORS

The Board of directors shall meet as often as the interest of the Company requires it and at least four (4) times a year, upon notice of the Chairperson to the directors.

If it has not met since more than two (2) months prior, at least one third of the members of the Board of directors may request the Chairperson to convene a meeting of the Board of directors to consider a specific agenda.

The Chief Executive Officer or the Vice-Chairperson may also request the Chairperson to convene a meeting of the Board of directors to consider a specific agenda.

The Chairperson is bound by the requests that are sent to him/her pursuant to the two paragraphs above. If said requests remain unanswered for more than five (5) days, the Chief Executive Officer or the Vice-Chairperson may convene the meeting himself/herself by noticing the agenda of the meeting.

Meeting notices may be given by any means, even orally, at least three (3) days before the date of the meeting or without delay in case of emergency or exceptional circumstances.

Meetings shall be held at the registered office or at any other place mentioned in the meeting notice.

The Board of directors may only validly deliberate if at least half of its members are present (or deemed to be present in the event of the use of videoconferencing or telecommunication means).

Decisions shall be adopted by a majority of votes of the members present (or deemed to be present in the event of the use of videoconferencing or telecommunication means) or represented.

Are deemed to be present, for purposes of the calculation of the quorum and of the majority, the directors participating in the meeting of the Board of directors by videoconference or telecommunication means making it possible to identify them and guaranteeing their effective participation, which nature and conditions of application are set by applicable legal and regulatory provisions. That provision does not apply to the adoption of decisions relating to transactions provided for in articles L. 232-1 and L. 233-16 of the French Commercial Code.

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In case of a tie vote, the chairperson of the meeting has the casting vote.

Decisions falling with the specific powers of the Board of directors, to which reference is made in article L. 225-37 of the French Commercial Code, may be adopted through written consultation.

An attendance register is kept and signed by the directors participating in the meeting of the Board of directors, in their own name and as representatives, and mentions the name of the directors deemed to be present.

Decisions of the Board of directors are recorded in minutes established in accordance with applicable legal provisions and signed by the chairperson of the meeting and at least one (1) director. In case the chairperson of the meeting is impeded, the minutes are signed by at least two (2) directors.

Copies or extracts of these minutes are certified by the Chairperson of the Board of directors, the Vice-Chairperson, the Chief Executive Officer or any person duly authorized for that purpose.

Article 16 – POWERS OF THE BOARD OF DIRECTORS

The Board of directors determines the business direction of the Company’s activity and ensures they are implemented.

It determines the general strategy of the Company and the annual budget. Subject to the powers expressly granted to general shareholders’ meetings, and within the limits of the corporate purpose, the Board of directors may consider any issue relating to the proper operation of the Company and shall resolve matters that concern the Company by its decisions.

The Board of directors carries out the controls and verifications it deems useful.

The Board of Directors may create one or more specialized committees from among its members, whose composition and powers it shall determine, which shall carry out their activities under its responsibility.

The Board of Directors shall establish its own internal rules.

In its dealings with third parties, the Company shall be bound by acts of the Board of directors that do not fall within the scope of the corporate purpose, unless the Company is able to prove that the third party was aware that the concerned act was beyond that corporate purpose or could not ignore it considering the circumstances, it being specified that the mere publication of the By-laws of the Company shall not be sufficient to establish such proof.

Each director receives all information necessary for the performance of its mission and may be provided with all documents he or she deems useful.

Article 17 – OBSERVERS

The ordinary general shareholders’ meeting may, based on a proposal of the Board of directors, appoint from one (1) to five (5) observers, be they individuals or legal entities, selected from among the shareholders or not. The Board of directors may also appoint one or more observers directly, subject to approval by the next ordinary general shareholders’ meeting.

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Observers are appointed for a period of three (3) years and are re-eligible. The duties of an observer expire at the end of the ordinary general shareholders’ meeting called to approve the financial statements for the preceding fiscal year and held in the year during which the duties of said observer expire. The observers may be removed at any time by a decision of the Board of directors or the ordinary general shareholders meeting.

The observers are invited to participate in the meetings of the Board of directors as observers. Meeting notices shall be sent to them. The observers shall participate in the discussions only on an advisory basis, without their absence being detrimental to the validity of the discussions of the Board of directors.

The Board of directors may entrust the observers with specific missions. They may be members of committees created by the Board of directors.

The observers are subject to the same obligations as the directors, in particular regarding confidentiality.

The terms of compensation of the observers are set by the Board of directors, which may grant them part of the global amount set by a decision adopted by the general shareholders’ meeting for the members of the Board of directors.

Article 18 – EXECUTIVE MANAGEMENT

18.1 Types of management

The executive management of the Company is assumed, under its responsibility, either by the Chairperson of the Board of Directors or by another individual appointed by the Board of Directors and bearing the title of Chief Executive Officer.

The choice between the two types of management referred to in the paragraph above is made by the Board of directors, by a majority of the votes of the directors present (or deemed to be present) or represented. The type of management applies until a contrary decision is made in the same conditions. The shareholders and third parties are informed of that choice under the regulatory conditions.

The type of management selected by the Board of directors remains valid until expiration of the first term of office of the managers. After that term of office, the Board of directors must decide again the type of management.

The change of type of management does not lead to a modification of the By-laws.

18.2 Executive management

When the executive management of the Company is assumed by the Chairperson of the Board of Directors, the provisions of this article relating to the Chief Executive Officer shall apply to him/her.

The Chief Executive Officer is appointed by the Board of directors, which sets his/her term of office, compensation and, as the case may be, the limitations of his/her powers.

Regardless of the term for which they were granted, the duties of the Chief Executive Officer expire at the end of the ordinary general shareholders’ meeting called to approve the financial statements for the preceding fiscal year and held in the year during which the Chief Executive Officer turns eighty (80) years old. Where that age is reached during a term of office, the Chief Executive Officer shall automatically be deemed to have resigned and a new Chief Executive Officer is appointed.

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The Chief Executive Officer may be removed at any time by the Board of directors. If the removal is without a legitimate reason, it may give rise to damages, except where the Chief Executive Officer is also the Chairperson of the Board of directors.

18.3 Powers of the Chief Executive Officer

The Chief Executive Officer shall have the broadest powers to act in all circumstances in the name of the Company. He/She shall represent the Company in its dealings with third parties.

The Company shall be bound by acts of the Chief Executive Officer that do not fall within the scope of the corporate purpose, unless the Company is able to prove that the third party was aware that the concerned act was beyond that corporate purpose or could not ignore it considering the circumstances, it being specified that the sole publication of the By-laws of the Company shall not be sufficient to establish such evidence.

The provisions of the By-laws or the decisions of the Board of directors limiting the powers of the Chief Executive Officer are unenforceable against third parties.

The Chief Executive Officer exercises his/her powers within the limits of the corporate purpose and subject to the powers that the law expressly grants to general shareholders’ meetings and the Board of directors.

18.4 Deputy Chief Executive Officers

Upon proposal of the Chief Executive Officer, regardless of whether said position is held by the Chairperson of the Board of directors or by another person, the Board of directors may appoint one or more individuals to assist the Chief Executive Officer, in the capacity of Deputy Chief Executive Officers.

Regardless of the term for which they were granted, the duties of a Deputy Chief Executive Officer expire at the end of the general shareholders’ meeting called to approve the financial statements for the preceding fiscal year and held in the year during which said Deputy Chief Executive Officer turns eighty (80) years old. Where that age is reached during a term of office, the concerned Deputy Chief Executive Officer shall automatically be deemed to have resigned and a new Deputy Chief Executive Officer is appointed.

The maximum number of Deputy Chief Executive Officers is five (5).

As agreed with the Chief Executive Officer, the Board of directors determines the scope and term of the powers granted to Deputy Chief Executive Officers, as well as their compensation.

Toward third parties, the Deputy Chief Executive Officer(s) has(have) the same powers as the Chief Executive Officer.

In case of termination of duties or in case the Chief Executive Officer is impeded, the Deputy Chief Executive Officers keep their duties and powers until the appointment of a new Chief Executive Officer, except if the Board of directors decides otherwise.

The Deputy Chief Executive Officers may be removed at any time, based on a proposal from the Chief Executive Officer. The removal of the Deputy Chief Executive Officers may give rise to damages if it is decided without a legitimate reason.

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Article 19 – AGREEMENTS SUBJECT TO AUTHORIZATION

All regulated agreements (conventions réglementées) within the meaning of article L. 225-38 of the French Commercial Code, except for those referred to in article L. 225-39 of the French Commercial Code, shall be subject to prior authorization of the Board of directors, then to approval of the general shareholders’ meeting under the legal conditions.

The prior authorization of the Board of directors shall be given by proving the interest of the agreement for the Company, in particular by specifying the pertaining financial conditions.

Article 20 – GENERAL SHAREHOLDERS’ MEETINGS

Collective decisions of the shareholders are made at ordinary, extraordinary or special general shareholders’ meetings, depending on the nature of the decisions they shall adopt.

The decisions adopted by general shareholders’ meetings shall be binding on all shareholders.

Article 21 – NOTICE, ACCESS AND REPRESENTATION AT SHAREHOLDERS’ MEETINGS

General shareholders’ meetings shall be convened under the conditions provided for by law. They shall be held at the registered office or at any other location specified in the meeting notice.

Any shareholder may attend general shareholders’ meetings and participate in the discussions, in person or by a proxy, subject to the registration in an account opened by the Company or a central depositary of its shares, under the conditions and within the periods provided for by legal and regulatory provisions.

Any shareholder may grant a proxy to another shareholder, to its spouse or to the partner which whom it has entered into a French domestic partnership (PACS).

Article 22 – BOARD, ATTENDANCE SHEET AND MINUTES OF SHAREHOLDERS’ MEETINGS

The general shareholders’ meeting shall be chaired by the Chairperson of the Board of directors, the Vice-Chairperson, or a director duly authorized for that purpose by the Board of directors. Failing this, the general shareholders’ meeting shall elect its chairperson itself.

If the meeting is convened by the Statutory Auditors, by a person appointed by a judicial decision of a court or by liquidators, it shall be chaired by the person or one of the persons having convene the meeting.

The two (2) members of the general shareholders’ meeting having the highest number of votes, who are present and who accept said position, shall act as scrutineers.

The board thus established shall appoint a meeting secretary, who may but need not be a shareholder.

An attendance sheet, kept in regulatory conditions, shall be signed by the shareholders present or their representatives, and certified as true by the members of the board.

Minutes of the general shareholders’ meetings shall be established and copies or extracts thereof shall be provided and certified under the conditions provided for by applicable regulatory provisions.

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Article 23 – STATUTORY AUDITORS

The ordinary general shareholders’ meeting appoints one or more Statutory Auditors and, where appropriate, one or more deputy Statutory Auditors, under the conditions provided for by legal and regulatory provisions.

The Statutory Auditors are appointed for six (6) fiscal years. Their duties expire at the end of the ordinary general shareholders’ meeting convened to approve the financial statements for the sixth fiscal year.

Article 24 – FISCAL YEAR

Each fiscal year shall last one calendar year, starting on January 1 and ending on December 31.

By way of exception, the first fiscal year began on the date of the Company’s registration with the Registre du Commerce et des Sociétés (Trade and Companies Register) and will end on December 31, 2023.

Article 25 – FINANCIAL STATEMENTS

The balance sheet, income statement and notes, as well as the management report, are determined by the Board of directors at the end of each fiscal year.

Under the conditions provided for by applicable regulatory provisions, any shareholder is entitled to read these documents, as well as all documents which disclosure is mandatory under the law. It may ask that the Company sends it these documents in the cases provided for by regulatory provisions.

If the Company meets the conditions set by legal provisions, consolidated financial statements and a group management report shall also be established on the initiative of the Board of directors.

Article 26 – ALLOCATION AND DISTRIBUTION OF PROFITS

An amount of at least five percent (5%) shall be deducted from the profits for the fiscal year reduced by prior losses, if any, in order to constitute the statutory reserve fund. Such deduction shall cease to be mandatory when the amount in the statutory reserve fund is equal to one-tenth of share capital.

The distributable profits are comprised of the profits for the fiscal year, reduced by prior losses, and the deductions required pursuant to the law or the By-laws, and increased by profits carried forward.

The distributable profits are at the disposal of the general shareholders’ meeting which, based on a proposal of the Board of directors, may, in all or in part, carry them forward, transfer them to general or special reserve funds, or distribute them to shareholders in the form of dividend.

A general shareholders’ meeting may decide to distribute amounts withdrawn from the reserve funds at its disposal. In such case, the decision shall expressly state the reserve items from which the withdrawals are made. However, dividends shall first be withdrawn from the distributable profits for the fiscal year.

Except in case of a share capital reduction, no distribution may be made to shareholders where shareholders’ equity is, or becomes after such distribution, less than the amount of the share capital increased by the reserve funds that the law or the By-laws do not authorize to distribute.

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Article 27 – PAYMENT OF DIVIDENDS – INTERIM DIVIDENDS

The procedures for paying dividends shall be set by a general shareholders’ meeting or, failing that, by the Board of directors.

The general shareholders’ meeting may grant to each shareholder, for all or part of the dividend available for distribution, a choice between payment in the form of cash or in form of shares. The same choice may be granted in case of payment of interim dividends.

Article 28 – DISSOLUTION – LIQUIDATION

When the Company’s term expires or if the Company is dissolved before the expiration of its term, a general shareholders’ meeting shall decide the method of liquidation, appoint one or more liquidators and establish their powers, which the liquidators shall exercise in accordance with the law.

Article 29 – DISPUTES

Any disputes that might arise during the term of the Company or its liquidation, either between the Company and the shareholders or the directors, or between the shareholders themselves, in relation to corporate matters or to the interpretation or execution of the provisions of the By-laws, shall be settled in accordance with French law and subject to the exclusive jurisdiction of relevant courts, in common law conditions.

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SCHEDULE

Compensation of contributions in kind

The remuneration of contributions in kind made by shareholders to the Company, since its incorporation, is presented in this Appendix.

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